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                                                                    EXHIBIT 99.1

[Logo of Vencor, Inc. appears here]

CONTACT:  Richard A. Schweinhart
          Senior Vice President and Chief
          Financial Officer
          (502) 596-7379

          Media Inquiries
          Susan E. Moss
          Vice President of Corporate Communications
          (502) 596-7296

FOR IMMEDIATE RELEASE
---------------------

               VENCOR ANNOUNCES RESIGNATION OF W. BRUCE LUNSFORD
             AS CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

         ------------------------------------------------------------

                  EDWARD L. KUNTZ NAMED CHAIRMAN OF THE BOARD
                          AND CHIEF EXECUTIVE OFFICER

Louisville, Ky. (Jan. 22, 1999) - Vencor, Inc. (NYSE: VC) today announced that its Board of Directors has accepted the resignation of W. Bruce Lunsford as its Chairman of the Board and Chief Executive Officer. Mr. Lunsford is a co-founder of Vencor and has served as its Chairman and Chief Executive Officer since its inception in 1985. Under his leadership, Vencor grew from a single hospital company to a Fortune 500 company that operates a long-term healthcare network in 46 states with over 65,000 employees.

     The Company also announced that the Board of Directors has appointed Edward
L. Kuntz as Chairman of the Board and Chief Executive Officer. Mr. Kuntz joined the Company in November 1998 as President, Chief Operating Officer and a director.

     R. Gene Smith, co-founder of Vencor and long-time director commented, "Bruce's entrepreneurial spirit has been the driving force behind Vencor for these many years. His vision and passion have enabled Vencor to become one of the premier long-term healthcare providers in the country. Over the last several months Bruce has focused on restructuring the management team to meet the new challenges facing the Company." With respect to the appointment of Mr. Kuntz as Chief Executive Officer, Mr. Smith commented, "Eddie's depth and experience have established him as a dynamic leader capable of providing Vencor the direction it needs to ensure success in this changing healthcare environment."

     Mr. Kuntz stated, "All of us appreciate the magnitude of Bruce's accomplishment in building Vencor and in being a true innovator and national leader in the healthcare business. I want to thank Bruce on behalf of our employees for his guidance, devotion and friendship over these many years.

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We wish him well in his future endeavors."

     Vencor is a long-term healthcare provider operating hospitals, nursing centers and contract ancillary services in 46 states.

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